Exhibit 99.1

Symyx Technologies Provides Financial Outlook for 2008

SANTA CLARA, California, January 10, 2008—Symyx Technologies, Inc. (Nasdaq: SMMX) (the “Company”)  announced today that Isy Goldwasser and Rex S. Jackson, the Company’s chief executive officer and chief financial officer, respectively, will present an overview of the Company, including business highlights and the Company’s 2008 financial outlook, at the 26th Annual JP Morgan Healthcare Conference in San Francisco.  The presentation, which is scheduled to begin at 10:30 a.m. PT today, will be webcast live and both the webcast and printable slides will be available in the “Investors” section of the Company’s web site at www.symyx.com.

“After a year of substantial change throughout Symyx, we intend to focus in 2008 on the execution of our business strategy and growing our business,” said Mr. Goldwasser.  “We believe Symyx now has a strategy and the people and processes in place to help us capture growth opportunities in the market for integrated R&D solutions,” Mr. Goldwasser continued.  “We believe our recent MDL Information Systems, Inc. acquisition, our expanding product portfolios in both Symyx Software and Symyx Tools, our newly launched research services offerings and our increased global presence are all important steps as we evolve into a high performance company.”

Fiscal 2008 Financial Outlook
The Company expects fiscal 2008 revenue to be in the range of $165-175 million, which reflects an increase over the Company’s previous baseline estimate of approximately $160 million. This estimate excludes approximately $7 million of MDL’s 2008 deferred revenue that the Company cannot recognize under generally accepted accounting principles (GAAP).

The Company expects net loss per share for fiscal 2008 to be in the range of ($0.34)-($0.28).  This estimate does not include the approximately $0.12 diluted earnings per share that would be attributable to the aforementioned $7 million of MDL’s 2008 deferred revenue that the Company cannot recognize under GAAP, but includes amortization expenses of approximately $13 million, or approximately $0.23 net loss per share, for certain intangibles related to the Company’s acquisitions.

About Symyx
Symyx Technologies, Inc. is the research and development (R&D) execution partner to the life sciences, chemicals, energy, consumer products and electronics industries. Symyx provides electronic lab notebook and scientific decision-support software, automated lab systems (workflows) and collaborative research services to improve R&D productivity. In October 2007, Symyx acquired MDL Information Systems, Inc., a leading provider of innovative informatics software, databases and services designed to improve the speed and quality of scientists’ decision–making process. Information about Symyx, including reports and other information filed by Symyx with the Securities and Exchange Commission, is available on the Company’s website at www.symyx.com.

Forward-Looking Statements
The statements contained in this release that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These include, without limitation, statements regarding Symyx’s financial forecasts for 2008.  Words such as "expect," “believe” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based upon the company's current expectations.  Forward-looking statements involve risks and uncertainties.  The company's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation,: (1) failure to execute under existing contracts in order to recognize committed revenue as planned; (2) inaccurate assessment of demand for Symyx’ offerings or failure to close new contracts with customers as forecasted; (3) failure to transition customers to recently released Isentris platform products as quickly as estimated or to execute on our software development roadmaps as planned, (4) risks inherent in organization and leadership changes; (5) risks inherent in significant restructurings and subsequent integration efforts; (6) Symyx has substantially reduced, and will further reduce our existing cash balances as a result of the MDL acquisition, (7) Symyx may not discover new materials at the pace and of the quality it expect; (8) Symyx’ dependence on its licensees to commercialize royalty-bearing products successfully and the difficulty of accurately forecasting our royalty receipts; (9) uncertainties associated with patent protection, licensing activities and litigation; (10) the impact of acquisitions, mergers or other changes in Symyx’ business strategy; (11) general economic conditions, in particular downturns in the chemical, energy, life science or consumer products industries; and (12) risks associated with export sales and operations.  These and other risk factors are discussed under "Risk Factors" in Symyx’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. Symyx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to these forward-looking statements except as the law may require.

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For more information:
Rex S. Jackson
Executive Vice President and CFO
Symyx Technologies, Inc.
(408) 773-4000
ir@symyx.com
or
Teresa J. Thuruthiyil
Vice President, Investor and Public Relations
Symyx Technologies, Inc.
(408) 773-4075
ir@symyx.com

Symyx is a registered trademark of Symyx Technologies, Inc. All rights reserved. All other trademarks mentioned in this document are the property of their respective owners.